Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2017 Results

Dallas (April 18, 2018) New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based oil and gas company, today reported Results of Operations for the fourth quarter ended December 31, 2017. During the three months ended December 31, 2017 the Company reported a net loss of $2,851,000 or ($1.39) per share, compared to a net income of $641,000 or $0.32 per share for the same period ended December 31, 2016

For the full year ended December 31, 2017 the Company reported a net loss of $3,246,000 or ($1.59) per share, compared to a net income of $48,000 or $0.02 per share for the same period ended December 31, 2016.

Included in the 2017 loss are non-cash expenses of $3,047,000 including an impairment expense of $2,626,000 to reduce the carrying value of the Company’s oil and gas properties, depreciation, depletion and amortization expense of $396,000 and a $25,000 expense to write off assets from the operations at a retirement center that was discontinued in 2017.

Revenues: Total revenues from the oil & gas operation was $791,000 in 2017 and $764,000 in 2016. Net revenue for our oil and gas operation increased by $27,000 in 2017 as compared to 2016. Included in 2016 revenue is a onetime fee of $30,000. The increase in revenue in 2017 was principally due to an increase in the quantity of oil and gas produced.

Operating Expenses: Operating expenses for continuing oil & gas operations was $1,027,000 in 2017 and $1,181,000 in 2016. This decrease of $154,000 was principally due to a reduction of depreciation and depletion expense of $174,000. The remaining increase was the result of an overall reduction in operating expenses

In 2017 pursuant to the requirements of the “full cost ceiling test” for oil & gas companies we recorded a non-cash charge to operations of $ $2,646,000 to write down its investment in Ohio and West Virginia. This charge to earnings was caused by a revaluation of the Company’s non- producing oil and gas reserves.

Corporate Expenses were $408,000 in 2017 and $352,000 in 2016. The increase is due to an overall increase in operating expenses.

Interest Expense: Interest Expense was $24,000 in 2017 as compared to $38,000 in 2016. The decrease was due to a reduction in the long term debt.

Other Income & (Expense): Other income & (expense) was $28,000 for 2017 as compared to ($110,000) in 2016. In 2017 the most significant item was the receipt of $64,000 for a receivable the Company had previously written off. .The expenses in 2016 were principally the write off assets pertaining to the termination of the lease at the retirement center.

Discontinued Operations: The Company leased and operated Pacific Pointe Retirement Inn (“Pacific Pointe”) a retirement community in King City, Oregon. Our lease provided that should the property be sold the lease maintained by the Company would be terminated. The owners completed the sale of the building on March 30, 2017 and our lease terminated on that date. These financial statements reflect the operations of the retirement community as a discontinued operation. Net income (loss) from discontinued operations was ($5,000) and $4,000 in 2017 and 2016 respectively.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based oil and gas company which owns oil and gas wells and mineral leases in Ohio and in West Virginia. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact:

New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Year Ended December 31,
	2017	2016	2015
Revenue
Oil and gas operations, net of royalties	$791	$764	$820
	791	764	820

Operating expenses
Oil & gas operations	1,027	1,181	1,800
Corporate general and administrative	408	352	605
Impairment of natural gas and oil properties	2,626	—	2,717
	4,061	1,533	5,122
Operating earnings (loss)	(3,270)	(769)	(4,302)

Other income (expense)
Interest income	25	23	12
Interest expense	(24)	(38)	(62)
Gain on prepayment of debt	—	888	—
Gain on sale of land	—	50	—
Bad debt expense (recovery) - note receivable	—	—	1,430
Other income (expense), net	28	(110)	(32)
	29	813	1,348

Earnings (loss) from continuing operations	(3,241)	44	(2,954)

Earnings from discontinued operations	(5)	4	332

Net income (loss) applicable to common shares	$(3,246)	$48	$(2,622)

Net income (loss) per common share-basic and diluted	$(1.59)	$0.02	$(1.35)

Weighted average common and equivalent shares outstanding - basic	2,037	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
	December 31,
	2017	2016
Assets

Current assets
Cash and cash equivalents	$419	$113
Accounts receivable from oil and gas sales	67	119
Current portion note receivable	36	206
Total current assets	522	438

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	2,721	5,608

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	661	706
Other	—	25
Total property and equipment	661	731

Note Receivable	301	401

Total assets	$4,205	$7,178

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(amounts in thousands, except share amounts)

	December 31,
	2017	2016
Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade (including $412 and $160 in 2017 and 2016 due to related parties)	$446	$238
Accrued expenses	29	59
Current portion of long term debt	81	96
Total current liabilities	556	393

Long-term debt
Notes payable less current portion	243	296
Asset retirement obligation	2,770	2,770
Total liabilities	3,569	3,459

Stockholders' equity
Series B convertible preferred stock, $10 par value, liquidation value
of $100 authorized 100 shares, issued and outstanding one share	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 2,036,935 and 1,946,935 shares
at December 31, 2017 and 2016	21	20
Additional paid-in capital	59,000	58,838
Accumulated deficit	(58,386)	(55,140)
	636	3,719

Total liabilities & stockholders' equity	$4,205	$7,178